TO:   File
FROM: Michelle Rosenberg
DATE: February 24, 2000

SUBJECT: Item 77(d): Form N-SAR for Variable Insurance Products Fund
III

The following is an update to Balanced Portfolio and Mid Cap Portfolio pursuant to a Board approved vote on May 20, 1999.

Effective August 1, 1999, Balanced Portfolio and Mid Cap Portfolio will define "total assets" for purposes of each fund's fundamental and non-fundamental name test policies to be total assets of each fund less collateral held for securities lending transactions.